Exhibit 10.22

December 30, 2004

Pawan Gupta

2265 269th Court SE

Sammamish, WA 98075

Dear Pawan,

BSQUARE CORPORATION is pleased to extend to you an offer for employment as a Vice President of Product Management. You will be paid bi-weekly at a rate equivalent to an annual salary of $160,000. In addition you will be eligible for a 2005 bonus potential of up to 25% of your base salary. Your bonus plan will be administered cooperatively by the Chief Executive Officer and the Compensation Committee of the Board of Directors and any bonus payouts will be subject to achievement of your individual objectives as well as overall corporate objectives, including profitability.  Bonus payout is at the sole discretion of the CEO and Compensation Committee. Also, we agree to re-evaluate your compensation package on your six month anniversary date of employment to include consideration of a severance plan. Your job classification is Executive.  You will be hired as an exempt employee, so you will not be entitled to overtime.

BSQUARE CORPORATION extends the following benefits:

•	a medical, dental, vision, life and disability plan
•	a 401(k) retirement plan
•	10 paid holidays and 15 days of paid time off
•	Options to purchase 150,000 shares of company stock with such options to vest as follows:
18750 shares to vest after six month
9375 share to vest each quarter until all shares are vested.
•	Other discretionary benefits

The strike price for your stock options will be the market closing price on your first day of employment.

BSQUARE CORPORATION is an established product development and engineering contracting company with a promising outlook.  Your meaningful participation will greatly enhance our ability to retain our current contracting obligations and, in the future, will enable BSQUARE CORPORATION to pursue and secure other contracts.  YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR BSQUARE CORPORATION MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986.  The Act requires you to establish your identity and employment eligibility.  To do so, on your start date you will be required to complete Section I of the Employment Eligibility Verification Form, I-9.  This offer is also contingent on your acceptance and return of the BSQUARE Proprietary Rights Agreement provided herewith.

Please signify your acceptance of this offer by signing a copy of this letter and the attached Proprietary Rights Agreement and returning both on or before your anticipated start date of January 3, 2005.

On behalf of BSQUARE CORPORATION, I hope to welcome you aboard.  If you have any questions or concerns, please feel free to contact me.

Sincerely,		Accepted By:

Julie Delles	Date	Pawan Gupta	Date
Human Resources Generalist
BSQUARE Corporation